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                                                                    EXHIBIT 2.12


                                 PROMISSORY NOTE


$201,000,000.00                                                  JULY 16, 1999


         FOR VALUE RECEIVED, the undersigned PITA GENERAL CORPORATION, an Illinois corporation ("BORROWER"), hereby promises to pay to GREENWICH CAPITAL FINANCIAL PRODUCTS, INC., a Delaware corporation (together with its successors and assigns, the "NOTEHOLDER"), or order, at 600 Steamboat Road, Greenwich, Connecticut 06830 or at such other place as the holder hereof may designate in writing to the Borrower, the principal sum of up to TWO HUNDRED ONE MILLION AND NO/100 DOLLARS ($201,000,000.00), together with interest on the unpaid balance from the date of this Note at the rate hereinafter set forth. The principal amount so advanced to Borrower, and Borrower's obligation to repay the same together with all interest and other amounts required hereunder may be referred to as the "LOAN."

         This Promissory Note ("NOTE") is executed pursuant to the terms of a Loan Agreement of even date herewith (the "LOAN AGREEMENT") by and among the Borrower, AHC Tenant, Inc., a Delaware corporation ("LESSEE"), and the Noteholder. Capitalized terms used in this Note without definition shall have the meanings ascribed to such terms in the Loan Agreement.

         THIS NOTE SHALL BE PAID ON THE TERMS AND SUBJECT TO THE CONDITIONS WHICH ARE HEREINAFTER SET FORTH:

         Section 1.        Interest Rate.

         1.1. Interest Rate. Except as otherwise provided in this Section 1, interest shall accrue on the outstanding balance of this Note from and after the date that the Initial Advance is funded pursuant to the Loan Agreement (the "FUNDING DATE"), until this Note is paid in full, at the interest rates calculated from time to time in accordance with Section 1.3.

         1.2. Default Rate. Notwithstanding the foregoing, after the occurrence of an Event of Default and for so long as such Event of Default continues and in any event from and after the Maturity Date (hereinafter defined), the principal balance outstanding hereunder shall bear interest until paid in full at a rate per annum equal to the lesser of (a) four percent (4%) in excess of the Interest Rate (hereinafter defined) otherwise applicable under this Note and (b) the maximum rate permitted by applicable law.

         1.3. Computation of Interest. (a) Interest on the principal balance outstanding hereunder shall be computed on the basis of a 360-day year, and shall be charged for the actual number of days elapsed during any month or other accrual period.


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                  (b) Interest shall accrue on the outstanding principal balance of this Note from and after the Funding Date until this Note is paid in full at the fixed rate of interest calculated in accordance with the following:

                      (i) Interest on the Initial Advance (as defined in the Loan Agreement) shall accrue from and after the Funding Date until the Additional Advance Date (hereinafter defined) at the fixed rate of seven and fifty-four one hundredths percent (7.54%) per annum (the "INITIAL INTEREST RATE").

                      (ii) From and after the date upon which Noteholder funds the Additional Advance (such date, the "ADDITIONAL ADVANCE DATE") in accordance with and subject to the conditions set forth in Section 2.10 of the Loan Agreement, interest shall accrue on the outstanding principal balance of this Note at a blended rate (the "INTEREST RATE") determined by Noteholder equal to the dollar-weighted average of the Initial Interest Rate and the Additional Advance Interest Rate (hereinafter defined) and calculated as the sum of the products of (x) each of the Initial Interest Rate and the Additional Advance Interest Rate and (y) a fraction (1) the numerator of which is the amount of the corresponding Advance applicable thereto and (2) the denominator of which is the total of all Advances (which sum shall be rounded up to the nearest 1/8th). By way of illustration only, the blended rate on total advances of $7,500,000 comprised of two separate advances of $5,000,000 and $2,500,000, accruing interest at the per annum rates of 8% and 9%, respectively, would be 8.375% per annum. Noteholder shall notify Borrower within five
                  (5) Business Days following the occurrence of the Additional Advance Date of the amount of the Interest Rate and shall be entitled to append such notice to this Note. Absent manifest error, Noteholder's determination of the Interest Rate shall be conclusive.

                      (iii) The "ADDITIONAL ADVANCE INTEREST RATE" shall
                  mean (i) from the date hereof until July 31, 1999, a fixed rate of interest per annum equal to one hundred eighty five
                  (185) basis points over the bid side yield for the actively traded 10 year United States Treasury Note as determined by Noteholder (the "TREASURY RATE") and (ii) thereafter a fixed rate of interest per annum equal to a spread as determined by Noteholder in its sole discretion over the then applicable Treasury Rate as determined by Noteholder. Noteholder shall notify Borrower in writing of its calculation of the Additional Advance Interest Rate within three (3) Business Days following the Additional Advance Date, which notices may be attached hereto by Noteholder. Absent manifest error, Noteholder's determination of the Additional Advance Interest Rate shall be conclusive.

         1.4. Reimbursement for Increased Costs or Reduced Return. If any law or guideline or interpretation or application thereof by any governmental authority charged with the interpretation or administration thereof or compliance with any request or directive of any governmental authority (whether or not having the force of law) now existing or hereafter adopted subjects any Noteholder of this Note to any tax or changes the basis of taxation with


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respect to this Note, the Loan or payments by Borrower of principal, interest or other amounts due from Borrower hereunder or thereunder (except for taxes on the overall net income or overall gross receipts of Noteholder imposed as a result of a present or former connection between the jurisdiction of the government or taxing authority imposing such tax and the Noteholder or otherwise; provided, that this exclusion shall not apply to a connection arising solely from Noteholder having executed, delivered, or performed its obligations under or having received a payment under, or having enforced any of the Loan Documents), by an amount which Noteholder deems to be material, Noteholder may from time to time notify Borrower of the amount determined in good faith (using any averaging and attribution methods) by Noteholder (which determination shall be conclusive) to be necessary to compensate Noteholder for such imposition, and Borrower shall pay the same to Noteholder within five (5) days after receipt of such notice. If Borrower is by law prohibited from paying any such amount, Noteholder may elect to declare the unpaid balance hereof and all interest accrued thereon immediately due and payable. Such amount shall be due and payable by Borrower to Noteholder five (5) days after such notice is given.

         Section 2. Principal and Interest Payments. On the date hereof, Borrower shall pay to Noteholder or the Noteholder's designee, interest at the Initial Interest Rate for the period from the date hereof to and including the last day of the current calendar month. Thereafter, interest shall be payable monthly, in arrears, at the Initial Interest Rate, on the first day of each calendar month commencing on the first day of the second full calendar month after the date hereof until the Additional Advance Date. On the Additional Advance Date, Borrower shall pay to Noteholder interest on the outstanding principal amount of this Note (a) at the Initial Interest Rate for the period from the immediately preceding payment date to, but not including, the Additional Advance Date and (b) at the Interest Rate from the Additional Advance Date to the last day of the calendar month in which the Additional Advance Date occurs. Thereafter, commencing on the first day of the second full calendar month after the Additional Advance Date, Borrower shall pay to Noteholder equal monthly installments of principal and interest in the amount determined by Noteholder to be equal to the amount which would pay all interest monthly in arrears at the Interest Rate and fully amortize entire principal amount under this Note over a period of thirty (30) years after the Additional Advance Date. Any increase in interest due to application of the Default Rate shall be added to the otherwise applicable monthly payment, or at Noteholders' option shall be payable upon demand.

         Section 3. Application of Payments. Subject to the Flow of Funds Agreement and the Trust Agreement, payments received hereunder shall be applied first to reimbursable costs and expenses, second to interest, and then to principal.

         Section 4. [Intentionally omitted.]

         Section 5. Maturity Date. To the extent not sooner due and payable pursuant to the Loan Documents, all principal, interest, and other amounts outstanding hereunder and under the Loan Documents shall be and become due and payable on August 1, 2009 (the "MATURITY DATE").


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         Section 6. Prepayment; Defeasance.

         (a) The principal balance of this Note may not be prepaid in whole or in part except as expressly permitted pursuant hereto.

         (b) Subject to compliance with and satisfaction of the terms and conditions of this Section 6 and provided that no Event of Default exists, Noteholder may elect (in its sole and absolute discretion) to grant to Borrower the right to elect on any Monthly Payment Date (hereinafter defined) after the Defeasance Lockout Period Expiration Date (hereinafter defined), to obtain release of all (but not less than all) of the Mortgaged Properties (hereinafter defined) from the lien of the Mortgages (such event being hereinafter referred to as a "DEFEASANCE") by delivering the applicable Defeasance Collateral (hereinafter defined) to Noteholder as security for the payment of the Loan. "MONTHLY PAYMENT DATE" shall mean the first day of each calendar month prior to the Maturity Date. "DEFEASANCE LOCKOUT PERIOD EXPIRATION DATE" shall mean the later to occur of (a) the last day of the forty-third (43rd) month following the date hereof or (b) the last day of the twenty-fifth (25th) month following the "startup day" within the meaning of Section 860(a)(9) of the IRS Code (defined below) of a REMIC Trust (hereinafter defined).

         (c) As a condition precedent to any Defeasance and prior to any release of the Mortgaged Properties under the Loan Documents, all of the following requirements shall have been met:

             i. Borrower shall provide not less than sixty (60) days prior written notice to Noteholder of the Monthly Payment Date upon which Borrower intends to effect a Defeasance hereunder (the "DEFEASANCE Date").

             ii. All accrued and unpaid interest and all other sums due under this Note, the Mortgages and the other Loan Documents up to the Defeasance Date, including, without limitation, all costs and expenses incurred by Noteholder or its agents in connection with such Defeasance (including without limitation, the reasonable fees and expenses incurred by attorneys and accountants in connection with the review of the proposed Defeasance Collateral and the preparation of the Defeasance Security Agreement (hereinafter defined) and related documentation), shall be paid in full on or prior to the Defeasance Date.

             (iii) At Noteholder's election, Borrower or Lessee shall have delivered to the Noteholder all necessary documents to amend and restate this Note to reflect that all of the real property security for this Note has been defeased (the "DEFEASED NOTE"). After defeasance of all of the Mortgaged Properties, the Defeased Note shall be secured solely by the Defeasance Collateral delivered in connection with the Defeasance.

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                  (iv)   Borrower (or Lessee) shall execute and deliver to
         Noteholder any and all certificates, opinions, documents or instruments required by Noteholder in connection with the Defeasance, including, without limitation, a pledge and security agreement satisfactory to Noteholder in its sole discretion creating a first priority lien in favor of Noteholder in the Defeasance Collateral (a "DEFEASANCE SECURITY AGREEMENT"), which shall provide among other things, that any excess received by Noteholder from the Defeasance Collateral over the amounts payable by Borrower hereunder shall be held by Noteholder as additional security, and that any excess remaining after payment in full of all obligations of Borrower under the Loan Documents shall be refunded to Borrower.

                  (v) Borrower or Lessee on behalf of Borrower shall have delivered to Noteholder an opinion of counsel in form and substance satisfactory to Noteholder stating that (a) the Defeasance Collateral and the proceeds thereof have been duly and validly assigned and delivered to Noteholder, that Noteholder has a valid, perfected, first priority lien and security interest in the Defeasance Collateral delivered and the proceeds thereof, and that the Defeasance Security Agreement is enforceable against Borrower in accordance with its terms and (b) if the Noteholder of this Note shall at the time of the Defeasance be a REMIC (defined below), (1) the Defeasance Collateral has been validly assigned to the REMIC Trust which holds this Note (the "REMIC TRUST"), (2) the Defeasance has been effected in accordance with the requirements of Treasury Regulation 1.860(g)-2(a)(8) (as such regulation may be amended or substituted from time to time) and will not be treated as an exchange pursuant to Section 1001 of the IRS Code and (3) the tax qualification and status of the REMIC Trust as a REMIC will not be adversely affected or impaired as a result of the Defeasance. The term "REMIC" shall mean a "real estate mortgage investment conduit" within the meaning of Section 860D of the IRS Code. "IRS CODE" shall mean the United States Internal Revenue Code of 1986, as amended, and the related Treasury Department regulations, including temporary regulations.

                  (vi) Borrower or Lessee on behalf of Borrower shall have delivered to Noteholder written confirmation from each Rating Agency that such Defeasance will not result in a withdrawal, downgrade or qualification of the respective ratings by the applicable Rating Agency of any securities in connection with the applicable securitization which are then outstanding in effect immediately prior to such Defeasance. If required by any Rating Agency, Borrower shall, at Lessee's expense, also deliver or cause to be delivered a non-consolidation opinion with respect to Borrower or the Defeasance Obligor (hereinafter defined) in form and substance satisfactory to Noteholder and the Rating Agencies.

                  (vii) Borrower shall have satisfied such additional criteria as Noteholder then shall require in connection with defeasance of mortgage loans generally.


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                  (viii) In connection with any Defeasance hereunder, Borrower may, or at the option of Noteholder shall, in each instance at Lessee's expense, establish or designate a successor entity acceptable to Noteholder in its sole and absolute discretion (the "DEFEASANCE OBLIGOR") and in such event, Borrower shall transfer and assign all of its obligations, rights and duties under and to the Defeased Note together with the Defeasance Collateral to such Defeasance Obligor. Such Defeasance Obligor shall assume the obligations under the Defeased Note and any Defeasance Security Agreement as well as under such provisions of the Loan Documents as Noteholder may designate, in each case pursuant to an assumption agreement in form and substance satisfactory to Noteholder in its sole discretion. As conditions to such assignment and assumption, Borrower shall (i) deliver to Noteholder an opinion of counsel (delivered by counsel satisfactory to Noteholder in its sole discretion) in form and substance satisfactory to Noteholder stating, among other things, that such assumption agreement is enforceable against Borrower and such successor entity in accordance with its terms and that this Note, the Defeasance Security Agreement and the Loan Documents as so assumed, are enforceable against such successor entity in accordance with their respective terms, and
         (ii) pay all reasonable costs and expenses incurred by Noteholder or the Trustee or their respective agents in connection with such assignment and assumption (including without limitation, the review of the proposed transferee and the preparation of the assumption and related documentation), and, after Defeasance of all of the Mortgaged Properties, Borrower shall be relieved of its obligations under such documents and the Loan Documents (except for provisions of the Loan Documents pertaining to indemnification, choice of law, waivers, payment of costs and attorneys' fees, and other provisions which by their terms expressly survive payment in full).

                  (ix) Each of the obligations of the United States of America that is part of the Defeasance Collateral shall be duly endorsed as directed by Noteholder or accompanied by a written instrument of transfer in form and substance wholly satisfactory to Noteholder (including, without limitation, such instruments as may be required by the depository institution holding such securities or by the issuer thereof, as the case may be, to effectuate book entry transfers and pledges through the book entry facilities of such institution) in order to perfect upon the delivery of the Defeasance Collateral the first priority security interest therein in favor of the Noteholder in conformity with all applicable state and federal laws governing the granting of such security interest. Borrower shall authorize and direct that the payments received from such obligations shall be made directly to Noteholder or Noteholder's designee and applied to satisfy the obligations of Borrower or, if applicable, Defeasance Obligor, under the Defeased Note.

                  (x) Any revenue, documentary stamp or intangible taxes or any other tax or charge due in connection with the creation of the Defeased Note, the modification of this Note, or otherwise required to accomplish the Defeasance shall be paid by Borrower simultaneously with the occurrence of the Defeasance.


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                  (xi)   The term "DEFEASANCE COLLATERAL" as used herein shall
         mean direct, non-callable obligations of the Treasury of the United States of America, for which its full faith and credit is pledged, that provide for payments prior, but as close as possible, to all successive Monthly Payment Dates occurring after the Defeasance Date, with each such payment being equal to or greater than the amount of the corresponding installment of principal, interest, and other sums required to be paid hereunder and under the other Loan Documents, including the payment in full of all obligations then outstanding hereunder and under the Loan.


                  (xii) Upon compliance with all of the requirements and conditions pertaining to Defeasance set forth in Sections 6(b) through and including 6(g) above, Noteholder shall release or cause the release of the applicable Mortgaged Property from the lien of the Mortgages and the other Loan Documents in accordance with the terms hereof and thereof. All costs and expenses of Noteholder incurred in connection with the Defeasance and any release of Collateral, including, without limitation, Noteholder's counsel's fees and expenses and the costs of acquiring and administering the Defeasance Collateral, shall be paid by Borrower simultaneously with the delivery of the release documentation.

                  (xiii) Prepayment; Prepayment Consideration. If any prepayment of all or any portion of the principal balance hereunder occurs, whether in connection with acceleration of the unpaid principal balance of this Note or in any other circumstances whatsoever, or if any of the Mortgages or other security instruments is satisfied or released by foreclosure (whether by power of sale or judicial proceeding), deed in lieu of foreclosure or by any other means, then Borrower shall therewith pay the Prepayment Consideration. The foregoing shall not create any right of prepayment. Borrower shall have no right whatsoever to prepay all or any portion of the principal balance of this Note, except only as follows:

                         (a) Borrower shall not be required to pay any
                  Prepayment Consideration with respect to prepayment of any portion of the principal amount of this Note required by Noteholder or Trustee as a result of the application of insurance proceeds or condemnation awards; and

                         (b) Further, provided Borrower is not in default
                  hereunder or under any of the Loan Documents and provides not less than 30 days' prior written notice thereof to Noteholder, Borrower shall have the right to pay all (but not less than all) obligations then outstanding under the Loan Documents, including, without limitation, the entire outstanding principal amount of the Loan, all accrued and unpaid interest thereon and any other amounts due hereunder, under the Loan Agreement or other Loan Documents, within the six (6) month period immediately prior to the Maturity Date. In such case, there shall be no Prepayment Consideration due, except that if any such prepayment occurs on any day other than the


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                  first day of a calendar month, then in addition to the
                  prepayment amount, Borrower also shall pay to Noteholder the amount of interest that would have accrued under the Note on the amount being prepaid from and including the prepayment date to the first day of the following month.

                         (c) The "PREPAYMENT CONSIDERATION" shall be the
                  amount equal to the greater of (i) two percent (2%) of the Loan balance at the time of prepayment, or (ii) the sum of one percent (1%) of the Loan balance at the time of prepayment, plus the excess, if any, of (A) the amount of the monthly interest which would otherwise be payable on the principal balance being prepaid from the date of the first day of the calendar month immediately following the date of prepayment (unless prepayment is tendered on the first day of any calendar month during the term of this Note, in which case from the date of prepayment) to and including the Maturity Date; over (B) the amount of the monthly interest the Noteholder would earn if the principal balance being prepaid were reinvested for the period from the first day of the calendar month immediately following the date of prepayment (unless prepayment is tendered on the first day of any calendar month during the term of this Note, in which case from the date of prepayment) to and including the Maturity Date at the Treasury Rate (as hereinafter defined), such difference to be discounted to present value at the Treasury Rate.

                         (d) The "TREASURY RATE" shall be the annualized yield
                  on securities issued by the United States Treasury having a maturity corresponding to the remaining term to the originally scheduled Maturity Date of this Note, as quoted in Federal Reserve Statistical Release [H. 15(519)] under the heading "U.S. Government Securities - Treasury Constant Maturities" for the Treasury Rate Determination Date (as defined below), converted to a monthly equivalent yield. If yields for such securities of such maturity are not shown in such publication, then the Treasury Rate shall be determined by Noteholder by linear interpolation between the yields of securities of the next longer and next shorter maturities. If said Federal Reserve Statistical Release or any other information necessary for determination of the Treasury Rate in accordance with the foregoing is no longer published or is otherwise unavailable, then the Treasury Rate shall be reasonably determined by Noteholder based on comparable data.

                         (e) The term "TREASURY RATE DETERMINATION DATE" shall
                  mean the date which is five banking days prior to the scheduled prepayment date.

       Section 7. Method of Payment. Each payment of the debt evidenced by this Note shall be paid directly to the Noteholder in lawful tender of the United States of America. Each


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such payment shall be paid by 1:00 p.m. Eastern Standard Time on the date such payment is due, except if such date is not a Business Day, such payment shall then be due on the first Business Day after such date. Any payment received after 1:00 p.m. Eastern Standard Time shall be deemed to have been received on the immediately following Business Day for all purposes, including, without limitation, the accrual of interest on principal. All payments by Borrower shall be made without deduction, defense, set off or counterclaim and in immediately available funds.

         Section 8. Security. The debt evidenced by this Note is to be secured by, among other things, those Mortgages of even date herewith from Borrower to Trustee, as trustee under the Trust Agreement (such Mortgages, together with any additional Mortgages hereafter delivered by Borrower in connection with its acquisition of additional Mortgaged Properties, as any of same may be amended or modified, collectively, the "MORTGAGES"), and encumbering certain parcels of real property being acquired on the date hereof (and which may hereafter be acquired) by Borrower, as more particularly described in the Mortgages (each a "MORTGAGED PROPERTY" and collectively the "MORTGAGED PROPERTIES.").

         Section 9. Default.

         9.1. Events of Default. Anything in this Note to the contrary notwithstanding, if Borrower shall fail to pay any amount owing hereunder within three (3) days after the same become due, or upon the occurrence of any other Event of Default (as defined in the Loan Agreement), then at the option of the holder hereof and without notice, the entire principal amount and all interest accrued and outstanding hereunder and all other amounts outstanding under any of the Loan Documents shall at once become due and payable, and the holder hereof may exercise any and all of its rights and remedies under any of the Loan Documents or pursuant to applicable law. The holder hereof may also accelerate such obligations and exercise such remedies at any time after the occurrence of any Event of Default, regardless of any prior forbearance. Further provisions regarding acceleration are set forth in the Loan Agreement and the Loan Documents.

         9.2. No Impairment of Rights. Nothing herein shall be deemed in any way to alter or impair any right which the Noteholder has under this Note or the Mortgages, or any of the other Loan Documents at law or in equity, to accelerate such debt on the occurrence of any other Event of Default provided herein or therein, whether or not relating to this Note.

         9.3. Late Fees. Without limiting the generality of the foregoing provisions of this Section, if any interest or principal or other sums due hereunder or otherwise payable by Borrower under the Loan Documents is not paid within five (5) days after the date on which it becomes due, the Borrower shall thereupon automatically become obligated immediately to pay to the Noteholder a late charge equaling two and one-half percent (2.5%) of the amount of such payment ("LATE FEE"), which shall be due and payable immediately and without demand; provided that such Late Fees shall not, together with other interest to be paid on the indebtedness evidenced by this Note or indebtedness arising under any instrument securing the payment hereof, exceed the maximum interest permitted under applicable law.


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         9.4. CONFESSION OF JUDGMENT. UPON THE OCCURRENCE OF AN EVENT OF
DEFAULT, BORROWER HEREBY SUBMITS (AND WAIVES ALL RIGHTS TO OBJECT) TO NONEXCLUSIVE PERSONAL JURISDICTION IN THE STATE OF ILLINOIS AND AUTHORIZES ANY ATTORNEY DESIGNATED BY THE NOTEHOLDER OR ANY CLERK OF ANY COURT OF RECORD IN THE STATE OF ILLINOIS OR ELSEWHERE TO APPEAR FOR BORROWER IN ANY COURT OF RECORD AND CONFESS JUDGMENT AGAINST BORROWER WITHOUT PRIOR HEARING IN FAVOR OF THE NOTEHOLDER FOR, AND IN THE AMOUNT OF ALL OR ANY PART OF THE ENTIRE AMOUNT OF PRINCIPAL, INTEREST, AND OTHER OBLIGATIONS THEN OUTSTANDING UNDER THIS NOTE AND THE OTHER LOAN DOCUMENTS, AND COSTS OF SUIT AND ACTUAL ATTORNEYS' FEES INCURRED BY NOTEHOLDER IN CONNECTION WITH SUCH CONFESSION OF JUDGMENT. THE NOTEHOLDER AGREES THAT IN ENFORCING ANY JUDGMENT BY CONFESSION, THE NOTEHOLDER SHALL NOT DEMAND SOLELY WITH RESPECT TO ATTORNEYS' FEES INCURRED BY THE NOTEHOLDER IN CONNECTION WITH SUCH INDEBTEDNESS FOR WHICH SUCH JUDGMENT IS ORDERED, ANY AMOUNTS IN EXCESS OF THE ACTUAL AMOUNT OF ATTORNEYS' FEES CHARGED OR BILLED TO THE NOTEHOLDER.

              BORROWER HEREBY WAIVES AND RELEASES, TO THE EXTENT PERMITTED
BY APPLICABLE LAW, NOTEHOLDER AND ITS ATTORNEYS FROM ALL PROCEDURAL ERRORS, DEFECTS AND IMPERFECTIONS IN ANY PROCEEDINGS INSTITUTED BY NOTEHOLDER WITH RESPECT TO THIS NOTE OR ANY OF THE LOAN DOCUMENTS AND HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WAIVES ALL RIGHTS OF EXEMPTION, APPEAL, STAY OR EXECUTION, INQUISITION AND OTHER RIGHTS TO WHICH BORROWER MAY OTHERWISE BE ENTITLED UNDER THE CONSTITUTION AND LAWS OF THE UNITED STATES OF AMERICA OR OF ANY STATE OR POSSESSION OF THE UNITED STATES OF AMERICA NOW IN FORCE AND WHICH MAY HEREAFTER BE ENACTED. BORROWER HEREBY CONSENTS TO THE IMMEDIATE EXECUTION OF SUCH JUDGMENT. THE AUTHORITY AND POWER TO APPEAR FOR AND ENTER JUDGMENT AGAINST BORROWER SHALL NOT BE EXHAUSTED BY ONE OR MORE EXERCISES THEREOF OR BY ANY IMPERFECT EXERCISE THEREOF AND SHALL NOT BE EXTINGUISHED BY ANY JUDGMENT ENTERED PURSUANT THERETO. SUCH AUTHORITY MAY BE EXERCISED ON ONE OR MORE OCCASIONS OR FROM TIME TO TIME IN THE SAME OR DIFFERENT JURISDICTIONS AS OFTEN AS THE NOTEHOLDER SHALL DEEM NECESSARY AND DESIRABLE, FOR ALL OF WHICH THIS NOTE SHALL BE SUFFICIENT WARRANT.

         9.5. Absolute Obligations; Joint and Several Liability. Subject to the provisions of Section 9.32 of the Loan Agreement, all obligations of Borrower hereunder and under the Loan Documents are absolute, and shall be performed without defense or offset. Without limitation, the failure of funds to be available under the Flow of Funds Agreement or the Trust Agreement shall not excuse Borrower's obligations to make payment hereunder.


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         Section 10. Costs of Enforcement. Borrower shall pay to the Noteholder and Trustee on demand the amount of any and all expenses incurred by the Noteholder or Trustee (a) in enforcing their respective rights hereunder or under the Mortgages and/or the Loan Documents, or in determining the rights and obligations or any parties hereto or thereto, or (b) as the result of a default or breach by Borrower or any guarantor in performing their respective obligations under the Loan Documents, including but not limited to the reasonable expense of collecting any amount owed hereunder, and of any and all reasonable attorneys' fees incurred by Noteholder or Trustee, whether suit be brought or not, or (c) in protecting the security hereof. Such expenses shall be added to the principal amount hereof, shall be secured by the Mortgages and shall accrue interest at the Interest Rate. Without limitation, such costs and expenses to be reimbursed by Borrower shall include reasonable attorneys' fees and expenses incurred in any Bankruptcy case or proceeding any in any appeal.

         Section 11. Borrower's Waiver of Certain Rights. Borrower hereby waives the exercise of any and all exemption rights which it holds at law or in equity with respect to the debt evidenced by this Note, and of any and all rights which it holds at law or in equity to require any valuation or appraisal, or to have or receive any presentment, protest, demand and notice of dishonor, protest, demand and nonpayment as a condition to the Noteholder's exercise of any of its rights under this Note or the other Loan Documents.

         Section 12. Certain Rights and Waivers. From time to time, without affecting the obligation of Borrower or its successors or assigns to pay the outstanding principal balance of this Note and observe the covenants of the undersigned contained herein and in the other Loan Documents, and without affecting the guaranty of any person or entity for payment of the outstanding principal balance of this Note, without giving notice to or obtaining the consent of the undersigned, the successors or assigns of the undersigned or guarantors, and without liability on the part of the holder hereof, the holder hereof may, at the option of the holder hereof, extend the time for payment of said outstanding principal balance or any part thereof, reduce the payments thereon, release anyone liable on any of said outstanding principal balance, accept a renewal of this Note, (with or without the consent of any guarantor) modify the terms and time of payment of said outstanding principal balance, join in any extension or subordination agreement, release any security given herefor, (with or without the consent of any guarantor) take or release other or additional security, and agree in writing with the undersigned to modify the rate of interest or period of amortization of this Note or change the amount of the monthly installments payable hereunder.

         Section 13.       General.

         13.1. Applicable Law. THIS NOTE SHALL BE DEEMED TO BE A CONTRACT ENTERED INTO PURSUANT TO ILLINOIS LAW AND SHALL IN ALL RESPECTS BE GOVERNED, CONSTRUED, APPLIED, AND ENFORCED IN ACCORDANCE WITH THE LAWS OF SUCH JURISDICTION (WITHOUT REGARD TO THE PRINCIPLES THEREOF GOVERNING CONFLICTS OF
LAWS).


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

         13.2. Headings. The headings of the Sections, subsections, paragraphs and subparagraphs hereof are provided herein for and only for convenience of reference, and shall not be considered in construing their contents.

         13.3. Construction. As used herein, all references made (i) in the neuter, masculine or feminine gender shall be deemed to have been made in all such genders, (ii) in the singular or plural number shall be deemed to have been made, respectively, in the plural or singular number as well, and (iii) to any Section, Subsection, paragraph or subparagraph shall, unless therein expressly indicated to the contrary, be deemed to have been made to such Section, Subsection, paragraph or subparagraph of this Note.

         13.4. Severability. No determination by any court, governmental body or otherwise that any provision of this Note or any amendment hereof is invalid or unenforceable in any instance shall affect the validity or enforceability of (a) any other provision hereof or (b) such provision in any circumstance not controlled by such determination. Each such provision shall be valid and enforceable to the fullest extent allowed by, and shall be construed wherever possible as being consistent with, applicable law and, as necessary, this Note shall be construed as if such invalid, illegal or unenforceable provisions or part thereof had never been contained herein, but only to the extent of its invalidity or unenforceability.

         13.5. No Waiver. The Noteholder shall not be deemed to have waived the exercise of any right which it holds hereunder unless such waiver is made expressly and in writing. No delay or omission by the Noteholder in exercising any such right (and no allowance by the Noteholder to the Borrower of an opportunity to cure a default in performing its obligations hereunder) shall be deemed a waiver of its future exercise. No such waiver made as to any instance involving the exercise of any such right shall be deemed a waiver as to any other such instance, or any other such right. Further, acceptance by Noteholder or Trustee of all or any portion of any sum payable under, or partial performance of any covenant of, this Note, the Mortgages or any of the other Loan Documents, whether before, on, or after the due date of such payment or performance, shall not be a waiver of Noteholder's or Trustee's right either to require prompt and full payment and performance when due of all other sums payable or obligations due thereunder or hereunder or to exercise any of Noteholder's or Trustee's rights and remedies hereunder or thereunder.

         13.6. Offset. Upon the occurrence of an Event of Default, the Noteholder and/or Trustee are hereby authorized to set-off against the Loan (or any portion thereof) any and all credits, money, stocks, bonds or other security or property of any nature whatsoever on deposit with, or held by, or in the possession of the Noteholder and/or Trustee, to the credit of or for the account of Borrower, without notice to or consent of Borrower.

         13.7. Non-Exclusivity of Rights and Remedies. None of the rights and remedies herein conferred upon or reserved to Noteholder or Trustee is intended to be exclusive of any other right or remedy contained herein or in any of the other Loan Documents and each and every such right and remedy shall be cumulative and concurrent, and may be enforced separately, successively or together, and may be exercised from time to time as often as may be deemed necessary or desirable by Noteholder or Trustee.

         13.8. Incorporation by Reference. Borrower covenants and agrees to keep and perform, or cause to be kept and performed, all agreements, conditions, covenants and provisions of the Loan Documents strictly in accordance with their terms.

         13.9. Waivers. Borrower waives presentment, protest and demand, notice of protest, demand and dishonor and nonpayment of this Note, and all other notices in connection with the delivery, acceptance, performance, default or enforcement of this Note, except such notices as are expressly required to be given by the terms hereof.

         13.10. Business Purpose. Borrower represents and warrants that the Loan is being obtained solely for commercial, investment or business purposes and is not for personal, family or household purposes.

         13.11. Modification. This Note may be modified, amended, discharged or waived only by an agreement in writing signed by the party against whom enforcement of such modification, amendment, discharge or waiver is sought.

         13.12. Time of the Essence. Time is strictly of the essence of this Note.

         13.13. Negotiable Instrument. Borrower agrees that this Note shall be deemed a negotiable instrument, even though this Note may not otherwise qualify, under applicable law, absent this paragraph, as a negotiable instrument.

         13.14. Interest Rate after Judgment. If judgment is entered against Borrower on this Note, the amount of the judgment entered (which may include principal, interest, fees and costs) shall bear interest at the above described Default Rate, to be determined on the date of the entry of the judgment.

         13.15. Relationship. Borrower and Noteholder intend that the relationship between them shall be solely that of debtor and creditor. Nothing contained in this Note or in any of the other Loan Documents shall be deemed or construed to create a partnership, tenancy-in-common, joint tenancy, joint venture or co-ownership by or between Borrower and Noteholder.

         13.16 Relief from Automatic Stay. To the extent permitted under applicable law, Borrower hereby agrees that, in consideration of Noteholder's agreement to make the Loan and in recognition that the following covenant is a material inducement for Noteholder to make the Loan, in the event that Borrower shall (i) file with any bankruptcy court of competent jurisdiction or be the subject of any petition under any section or chapter of Title 11 of the United States Code, as amended ("BANKRUPTCY CODE"), or similar law or statute; (ii) be the subject of any order for relief issued under the Bankruptcy Code or similar law or statute; (iii) file or be the subject of any petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any present or future federal or state act or law relating to bankruptcy, insolvency, or other relief for debtors; (iv) have sought or consented to or acquiesced in the appointment of any trustee, receiver, conservator, or liquidator, or (v) be the subject of an order, judgment or decree entered by any court of competent jurisdiction approving a petition filed against Borrower for any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any present or future federal or state act or law relating to bankruptcy, insolvency or relief for debtors, then, subject to court approval, then Noteholder shall thereupon be entitled (and Borrower hereby irrevocably consents to, and will not contest, and agrees to stipulate to) relief from any automatic stay or other injunction imposed by
Section 362 of the Bankruptcy Code, or similar law or statute (including, without limitation, relief from any exclusive period set forth in Section 1121 of the Bankruptcy Code) or otherwise, on or against the exercise of the rights and remedies otherwise available to Noteholder or Trustee as provided in the Transaction Documents, and as otherwise provided by law, and Borrower hereby irrevocably waives its rights to object to such relief.

         13.17. Usury Spreading. It is expressly stipulated and agreed to be the intent of Borrower and Noteholder at all times to comply with the applicable law governing the amount of interest payable on or in connection with this Note and the Loan evidenced hereby (or applicable United States federal law to the extent that it permits Noteholder hereof to contract for, charge, take, reserve, or receive a greater amount of interest than under the laws of the State of Illinois). If the applicable law is ever finally judicially interpreted so as to render usurious any amount called for under this Note or under the Mortgages or under any of the other Transaction Documents, or contracted for, charged, taken, reserved or received with respect to Loan, or if acceleration of the maturity of this Note or if any prepayment by Borrower results in Borrower having paid any interest in excess of that permitted under applicable law, then it is Borrower's and the Noteholder's express intent that all excess amounts theretofore collected by the Noteholder be credited on the principal balance of this Note (or, if this Note has been or would thereby be paid in full, refunded to the Borrower), and the provisions of this Note, the Mortgages and the other Transaction Documents immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new documents, so as to comply with applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder and thereunder. The right to accelerate the maturity of this Note does not include the right to accelerate any interest which has not otherwise accrued on the date of such acceleration, and Noteholder does not intend to collect any unearned interest in the event of acceleration. All sums due and payable to Noteholder for the use, forbearance or detention of the Loan evidenced hereby shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such Loan until payment in full so that the rate or amount of interest on account of such Loan does not exceed the applicable usury ceiling. Notwithstanding any provision contained in this Note, the Mortgages or in any of the other Transaction Documents that permits the compounding of interest, including, without limitation, any provision by which any accrued interest is added to the principal amount of this Note, the total amount of interest that Borrower is obligated to pay and the Noteholder is entitled to receive with respect to this Note shall not exceed the amount calculated on a simple (i.e. noncompounded) interest basis at the highest lawful rate of interest on principal amounts actually advanced to or for the account of Borrower, including all current and prior advances and any advances made pursuant to the Mortgages or other Transaction Documents (such as for the payment of taxes, insurance premiums and similar expenses and costs).

         13.18. Notices. All notices required or permitted under the terms of this Note shall be given and be deemed effective as provided in the Loan Agreement.


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
         13.19. Authority. Borrower represents that Borrower has full power, authority and legal right to execute, deliver and perform its obligations pursuant to this Note, the Mortgages and the other Transaction Documents to which it is a party and that this Note, the Mortgages and the other Transaction Documents constitute valid and binding obligations of Borrower.

         13.20 BALLOON PAYMENT. BORROWER UNDERSTANDS AND ACKNOWLEDGES THAT THIS NOTE AND THE OTHER TRANSACTION DOCUMENTS DO NOT PROVIDE FOR FULL AMORTIZATION OF THE PRINCIPAL SUM AND, THEREFORE, UPON THE MATURITY DATE OR EARLIER ACCELERATION, A BALLOON PAYMENT OF THE THEN OUTSTANDING BALANCE OF THE PRINCIPAL SUM WILL BE REQUIRED, ALONG WITH PAYMENT IN FULL OF OTHER SUMS DUE HEREUNDER.

         13.21 RIGHTS AND REMEDIES UNDER THIS NOTE. ALL RIGHTS AND REMEDIES OF THE NOTEHOLDER OR NOTEHOLDER'S DESIGNEE ARISING UNDER THIS NOTE SHALL BE SUBJECT TO AND IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THE TRUST AGREEMENT.

         13.22 Non-Recourse Loan. Except as otherwise provided in Section 9.32 of the Loan Agreement or as expressly provided in any other Transaction Document, neither Borrower nor its shareholders, officers or employees shall be personally liable for payment of the principal amount of the Loan, interest thereon or any other sums due under this Note, the Loan Agreement or any other Transaction Document.


                           [SIGNATURE PAGE(S) FOLLOW]

         IN WITNESS WHEREOF, Borrower has caused this Note to be executed as of the day and year first above written, and the obligations under this Note shall be binding upon Borrower's successors and assigns.


                                        BORROWER:

                                        PITA GENERAL CORPORATION
                                        an Illinois Corporation

                                        By:     /s/ Mindy Berman
                                              -------------------------------
                                        Name:   Mindy Berman
                                        Title:  Vice President





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